Exhibit 99.(a)(5)(O)

Bristol-Myers Squibb Announces Expiration of the

Hart-Scott-Rodino Waiting Period for Acquisition of Amylin Pharmaceuticals, Inc.

(NEW YORK, August 1, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) (“Bristol-Myers Squibb”) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (HSR), for its tender offer for Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) (“Amylin”) has expired.

Bristol-Myers Squibb initiated on July 10, 2012, through its wholly-owned subsidiary B&R Acquisition Company, a cash tender offer to purchase all outstanding shares of common stock of Amylin for $31.00 per share.

The expiration of the HSR waiting period satisfies one of the conditions to the tender offer, which will expire at 5:00 PM (New York City time) on Tuesday, August 7, 2012, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including there being validly tendered a number of shares that constitutes at least a majority of Amylin’s outstanding shares of common stock determined on a fully-diluted basis.

Georgeson, Inc. is acting as information agent for Bristol-Myers Squibb. Evercore Group L.L.C. and Citigroup Global Markets Inc. are serving as financial advisers to Bristol-Myers Squibb in connection with the acquisition and Kirkland & Ellis LLP is its legal adviser. Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are serving as financial advisers to Amylin in connection with the acquisition and Skadden, Arps, Slate, Meagher & Flom LLP is its legal adviser.

Forward Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Amylin by Bristol-Myers Squibb and the discovery, development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual dilutive impact on earnings per share in the near- and mid-term may differ from the expected impact described in this release. In addition, the compounds described in this release are subject to all the risks inherent in the drug development process, and there can be no assurance that these compounds will receive regulatory approval or be commercially successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Bristol-Myers Squibb and B&R Acquisition Company filed with the SEC a tender offer statement on Schedule TO and mailed an offer to purchase, forms of letter or transmittal and related documents to Amylin stockholders. Investors and Amylin stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that was by Amylin with the SEC, because they contain important information.

These documents are available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Georgeson, Inc., 199 Water Street, 26th Floor, New York, NY or by calling toll-free (888) 663-7851. In addition, a copy of the offer to purchase, letter or transmittal and certain other related tender offer documents may also be obtained free of charge from Bristol-Myers Squibb by directing a request to: Public Affairs, Telephone No.: (609) 252-6579; E-Mail: jennifer.mauer@bms.com.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts

Media: Jennifer Fron Mauer, 609-252-6579, Jennifer.mauer@bms.com

Laura Hortas, 609-252-4587, laura.hortas@bms.com

Investors: Timothy Power, 609-252-7509, timothy.power@bms.com